UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Worlds Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24115	22-1848316
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11 Royal Road, Brookline, Massachusetts	02445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 725-8900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

We previously reported that in January 2014 we extended the term of 7.5 million stock options granted to our President and CEO, Thom Kidrin, from March 31, 2014 to March 31, 2016. We have now learned that this disclosure was incorrect inasmuch as the approval of the extension was premised on the erroneous supposition that Mr. Kidrin’s options were only 18 month options and were expiring on March 31, 2014, when in fact they were five (5) year options expiring in September 2017. The options in question were granted pursuant to the terms of Mr. Kidrin’s Employment Agreement dated as of August 30, 2012, which was filed as Exhibit 10.2 to our Annual Report on Form 10-K for the ended December 31, 2012, which clearly states that the options had a term of five (5) years.

We reported in the Form 10-K for the year ended December 31, 2012 and in subsequent periods that Mr. Kidrin’s options were for an eighteen-month period, which was predicated on the execution of an option agreement of similar term.We inadvertently executed two versions of an option agreement in March 2013, one having a five-year term based upon the terms contained in the Employment Agreement and one having an eighteen month term based upon an earlier proposal by the Board without realizing that there were two versions. The five-year version was maintained in our files, but we erroneously provided only the eighteen-month version to our independent auditor and prepared our financial statements and disclosures based upon an eighteen-month option term for Mr. Kidrin. We continued to erroneously rely on the wrong document until September 2014.

Accordingly, to the extent that the Board extended the options in January 2014, such extension was premised upon a mistake of fact and the Board action was taken in error. Indeed, because even the purported extension would, if effective, shorten the five year term of Mr. Kidrin’s options, such action would have been contrary to the Board’s intent. However, in the Annual Report for 2012 and in each periodic report since that date, the options were erroneously described as 18 month options expiring in March 2014 and our two most recent quarterly reports reported the erroneous extension. The disclosure came to light as we reviewed our disclosures as a result of the lawsuit described below, and located the March 2013 version of the option agreement. Inasmuch as disclosing the options as 18 months versus five years did not impact in any way our assets or retained earnings, it had an impact of approximately 10% on our income statement (an overstatement of net income by approximately $168,614 for 2012; no impact on net income for 2013; and an understatement of net income by approximately $1,119,860 for the three months ended March 31, 2014 and for the six months ended June 30, 2014). Management believes that this is non-cash book entry is not indicative in any way as to the health of the company. However, in an abundance of caution, we are evaluating whether to restate our annual reports for 2012 and 2013 and all periodic reports commencing in 2013. As required by this Item, upon learning of the erroneous disclosures (i.e. 18 month options vs. 5 year options and the now redundant extension), our executive officers brought the matter to the attention of our independent auditor.

Item 8.01. Other Events.

On September 11, 2014, we were served with a Summons and Complaint by Hudson Bay IP Opportunities Master Fund LP. The lawsuit is currently pending in the Supreme Court of New York in New York County. The lawsuit seeks money damages in the amount of $914,876, turnover of 4,945,278 shares, attorney fees and a preliminary injunction with respect to the shares. We believe that this lawsuit is premised upon factual errors, is without legal merit, and we intend to vigorously contest it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDS INC.

Dated: October 14, 2014
By: /s/ Thomas Kidrin Thomas Kidrin, President